Exhibit 99.3

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS OF CYTOCORE, INC.

The pro forma condensed consolidated balance sheets reflects preliminary estimates and assumptions based on the information available at the time of preparation, including, but not limited to, for the pro forma balance sheet the following events that occurred subsequent to March 31, 2014 which had a material effect on the capitalization and liquidity of the Company and had they occurred as of March 31, 2014: (i) Consummation of the merger with Medite Enterprise, Inc. (ii) closing of the private placement of our common stock in which we received gross proceeds of $1.790 million in conjunction with closing of the Medite Enterprise, Inc. merger and issued 108,474,400 shares of our common stock (iii) issuance of 69,723,439 shares of our common stock in satisfaction of approximately $1.6 million in accrued wages. The pro forma condensed consolidated balance sheet is not necessarily indicative of what the companies’ financial position would have been had the aforementioned transactions been completed at the date indicated. The pro forma consolidated balance sheets should be read in conjunction with the audited consolidated financial statements of CytoCore, Inc. filed with the securities in Form 10K on April 14, 2014 and its March 31, 2014 10Q filed on May 15, 2014 and the audited consolidated financial statements of Medite Enterprise, Inc. for the years ended December 31, 2013 and 2012, and the unaudited condensed consolidated financial statements for the three months ended March 31, 2014 and 2013 included in this Amended Form 8-K.

P-1

Pro Forma

Balance Sheets - Unaudited

March 31, 2014

(All amounts in thousands)	Historical
	CytoCore, Inc.	Medite Enterprise, Inc.		Pro Forma Adjustments	Pro Forma As Adjusted
Assets

Current Assets:
Cash	$1	$42	(b)	1,790	1,833
Accounts receivable, net of allowance for doubtful accounts	8	1,366		-	1,374
Inventories	-	4,327		-	4,327
Prepaid expenses and other current assets	5	269		-	274
Total current assets	14	6,004		1,790	7,808
Property and equipment, net	-	1,968		-	1,968
Goodwill	-	-		7,464	7,464
Other Assets	-	816		-	816
Total assets	$14	$8,788		9,254	18,056

Liabilities and Stockholders’ Equity

Current Liabilities:
Secured lines of credit and current portion of long-term debt	$36	$2,922	(a)	(36)	2,922
			(a)	(250)
Account payable and accrued expenses	4,398	1,518	(c)	(1,600)	4,066

Advances related party	102	-		-	102
Total current liabilities	4,536	4,440		(1,886)	7,090
Long term debt, net of current portion	-	1,536		-	1,536
Total Liabilities	4,536	5,976		(1,886)	8,626

Commitments and Contingencies

Stockholders’ Equity :
Preferred stock, $0.001 par value; 10,000,000 shares authorized, 373,355 shares issued and outstanding at March 31, 2014 (liquidation value of all preferred stock $2,871 at March 31, 2014)	1,487	-		-	1,487
Common stock, $0.001 par value; 2,000,000,000 shares authorized, 272,080,857 issued, outstanding and issuable at March 31, 2014	272	-	(b) (c) (a)	108 70 1,469	1,919
Additional paid-in capital	97,244		(b) (c) (a)	1,682 1,530 (97,244)	3,212
Accumulated other comprehensive income (loss)	-	287			287
Treasury stock, 19,209 shares at March 31, 2014	(327)	-	(a)	327	-
Retained Earnings	(103,198)	2,525	(a)	103,198	2,525
Total stockholders’ equity	(4,522)	2,812		11,140	9,430

Total liabilities and stockholders’ equity	$14	$8,788		9,254	18,056

P-2

CYTOCORE, INC.

NOTES TO PRO FORMA CONDENSED COMBINED

BALANCE SHEETS

(Unaudited)

1. BASIS OF PRO FORMA PRESENTATION

The unaudited pro forma condensed combined balance sheets have been derived from the historical March 31, 2014 condensed consolidated balance sheet of CytoCore, Inc. (the “Company”) after giving effect to the merger with Medite Enterprise Inc. and to the issuance of shares in a private placement consummated concurrently with the merger. In addition, as a condition of the merger, the Company issued approximately 69 million shares of its common stock in satisfaction of outstanding wages payable. The pro forma balances sheet presents these transaction as if they had been consummated as of March 31, 2014, as required under Article 11 of Regulation S-X.

Historical financial information has been adjusted in the pro forma balances sheet to pro forma events that are: (1) directly attributable to the Acquisition; (2) factually supportable; and (3) expected to have a continuing impact on the Company’s results of operations. This pro forma presentation does not include the presentation of statement of operations information as the merger will be treated as a reverse acquisition, and therefore Medite Enterprise, Inc. is treated as the accounting acquirer, such that the financial statements of Medite Enterprise, Inc. immediately after the merger will become those of CytoCore, Inc. The pro forma adjustments presented in the pro forma condensed consolidated balance sheets are described in Note 2— Pro Forma Adjustments.

2. PRO FORMA ADJUSTMENTS – BALANCE SHEET

The adjustments included in the pro forma statement of operations are as follows:

(a)	Issuance by CytoCore, Inc. of 1,468,750,000 shares of its common stock to the shareholders of Medite Enterprise, Inc. and in return the acquisition of all of the issued and outstanding common stock of Medite Enterprises, Inc. The former shareholders of Medite Enterprise, Inc. received approximately 85% of the issued and outstanding common stock of the Company, which had the effect of this transaction being accounted for as a reverse merger, in which the financial statements of Medite will become those of the Company. Because the Company was not a shell company, as defined in the regulations of the Securities and Exchange Commission, this will result in purchase accounting being applied to the Company, such that the included herein are the Company’s estimates of the fair values of its assets and liabilities based on a purchase price of 15% of the estimated fair value of Medite Enterprises, Inc. The current adjustments to reflect the fair value of Medite and the assets and liabilities of the Company are currently subject to significant future adjustment, as the Company expects that it will obtain professional valuations to assist it in determining the values to properly record the transaction. Therefore, the amounts shown in this pro forma are subject to change when new information about the fair values are determined.

(b)	Concurrent with and a condition precedent to the merger, as amended, and noted above in (a), was that the Company was required to complete a private placement of equity or debt securities and raise gross proceeds of $1.5 million. Immediately after closing the merger, the Company closed on gross proceeds of $1.529 million and in May and June 2014, closed on additional gross proceeds of $261,000 and issued in aggregate approximately 108,474,000 shares of the Company’s common stock

(c)	Also concurrent with and a condition precedent to the merger, as amended, and noted above in (a), the Company was required to satisfy certain outstanding wages of current and former employees. Immediately after closing the Company issued 69,723,439 shares of its common stock in satisfaction of outstanding wages of $1.6 million.

P-3